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Filed Pursuant to Rule 424(b)(3) and (c)
File Number 333-37900

PROSPECTUS SUPPLEMENT DATED NOVEMBER 2, 2000
to
Prospectus Dated June 7, 2000

ADC TELECOMMUNICATIONS, INC.

5,776,921 Shares
of
Common Stock
($.20 Par Value)

    This Prospectus Supplement supplements the Prospectus dated June 7, 2000 (the "Prospectus") of ADC Telecommunications, Inc., a Minnesota corporation (the "Company"), relating to an aggregate of 5,776,921 shares of Common Stock, par value $.20 per share (the "Common Stock"), of the Company that may be sold from time to time by certain shareholders of the Company who received such shares in connection with the Company's acquisition of Altitun AB, or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, pledge, partnership distribution or other non-sale-related transfer (the "Selling Shareholders"). This Prospectus Supplement should be read in conjunction with, and is qualified by reference to, the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

SELLING SHAREHOLDERS

    Recently KB (CI) nominees Ltd. distributed 1,276,921 shares of ADC Common Stock beneficially owned by Vision Capital, L.P. and Vision Extension, L.P. to the partners of each such fund. None of such transferees were specifically named in the Prospectus. Additionally, Lennart Ramberg, Björn Broberg and Stefan Nilsson each transferred 1,500,000 of their shares of ADC Common Stock to their wholly owned corporations, namely Aktiebolaget Grundstenen 89432, Aktiebolaget Grundstenen 89422 and Gigantissimo 2258 Aktiebolag, respectively, which transferees were not specifically named in the Prospectus. The following table lists the Selling Shareholders not previously specifically identified in the Prospectus as a selling shareholder, and the number of shares each such Selling Shareholder beneficially owns and may sell pursuant to the Prospectus from time to time. The table of Selling Shareholders in the Prospectus is hereby amended to include the persons or entities identified below as Selling Shareholders:

Name	Number of Shares Beneficially Owned Prior to Offering(1)(2)(3)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)(2)(4)
European Investment Fund	74,265	74,265
BankAmerica Capital Corporation	38,179	38,179
Kleinwort Benson Limited	177,604	177,604
Telia AB	23,207	23,207
Auvimo KB	23,207	23,207
CERN Pension Fund	23,207	23,207
Storebrand Livsforfikring AS	55,481	55,481
CAPREVI, Prevoyance Caterpillar	18,566	18,566
Norsk Hydros Pensjonskasse	18,566	18,566
A Wilhelmsen AS	11,604	11,604
Atwood Enterprises, Inc.	9,283	9,283
Hoegh Invest S.A.	9,283	9,283
Marcuard Cook & Cie S.A.	9,283	9,283
Algonquin Trust S.A.	6,963	6,963
Galba Anstalt	6,962	6,962
HPI Holding SA	4,642	4,642
L.B. Finance S.A.	4,642	4,642
Merifin Capital NV	4,642	4,642
Murdoch & Company	4,642	4,642
Pensionskasse der ASCOOP	4,642	4,642
Fidulex Management, Inc.	6,034	6,034
Slate Limited	2,321	2,321
B.I. Lipworth & Co. Ltd.	2,321	2,321
Chaos A.S.	2,321	2,321
Christa Lindner	2,321	2,321
Claus Lowe	2,321	2,321

Frank A. Bonsal Jr	2,321	2,321
Pictet & Cie	2,321	2,321
Westindia A.B.	2,321	2,321
Wolters Kluwer	193,646	193,646
Washington State Investment Board	129,097	129,097
Atlantic Equity Corporation	74,876	74,876
Atwill Holdings Limited	64,549	64,549
Auvimo KB	54,866	54,866
Zayucel Ltd.	51,639	51,639
White Crystals Limited	38,729	38,729
Oktava Management Corporation	32,274	32,274
Decima Corporation	19,365	19,365
Abdullah S. Al Rashid	12,910	12,910
Aljomaih Company Ltd.	12,910	12,910
Abdulrahman Saad A Al-Rashid	12,910	12,910
Ross Allen Bott	6,455	6,455
EastAsia Nominee Ltd.	3,227	3,227
Silicon Valley Bancshares	3,227	3,227
Vision Partners, L.P.	12,769	12,769
Aktiebolaget Grundstenen 89432	1,500,000	1,500,000
Aktiebolaget Grundstenen 89422	1,500,000	1,500,000
Gigantissimo 2258 Aktiebolag	1,500,000	1,500,000

(1)
Adjusted to reflect a 2-for-1 stock split payable to shareholders of record as of June 26, 2000 effective as of July 17, 2000.

(2)
The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(3)
Except as otherwise indicted, represents less than 1% of the outstanding shares as of the date of this Prospectus Supplement.

(4)
Assumes the sale of all shares offered by the Prospectus and this Prospectus Supplement.

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SELLING SHAREHOLDERS